Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MARKEL CORPORATION,

MARKELVERICK CORPORATION

and

STATE NATIONAL COMPANIES, INC.

Dated as of July 26, 2017

i

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws

SCHEDULES

Schedule I	Governmental Consents

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this "Agreement"), dated as of July 26, 2017, is by and among Markel Corporation, a Virginia corporation ("Parent"), Markelverick Corporation, a Delaware corporation and wholly-owned direct subsidiary of Parent ("Merger Sub"), and State National Companies, Inc., a Delaware corporation (the "Company").
W I T N E S S E T H:
WHEREAS, the Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its respective stockholders to effect a merger (the "Merger") of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;
WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders (the "Company Stockholders"), (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby;
WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Parent and Merger Sub, each of the Supporting Stockholders is entering into a Voting Agreement with Parent (collectively, the "Voting Agreements");
WHEREAS, the Board of Directors of Merger Sub has adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and recommending the adoption by its sole stockholder of this Agreement, the Merger and the other transactions contemplated hereby; and
WHEREAS, the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case has adopted this Agreement, the Merger and the other transactions contemplated hereby.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS
Section 1.01 Definitions.  The following terms shall have the respective meanings set forth below throughout this Agreement:
"Action" means any action, suit or proceeding by or before any Governmental Authority.
"Adverse Recommendation Change" has the meaning set forth in Section 6.06(b).
"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
"Agreement" has the meaning set forth in the Preamble.
"Appraisal Shares" means Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies with, the provisions of Section 262 of the DGCL.
"Benefit Plan" has the meaning set forth in Section 4.18(a).
"Book-Entry Share" means each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.
"Burdensome Condition" has the meaning set forth in Section 6.03(c).
"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.
"Certificate" means each certificate representing one or more Shares or, in the case of uncertificated Shares, each Book-Entry Share.
"Certificate of Merger" means the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.
"Certification Date" has the meaning set forth in Section 6.05.
"Change in Circumstance" means any material event or development or material change in circumstance that occurs on or after the date hereof with respect to the Company or its Subsidiaries that does not relate to a Takeover Proposal and was not known to or reasonably foreseeable by the Company Board of Directors prior to the date hereof.
"Closing" has the meaning set forth in Section 2.02.
"Closing Date" has the meaning set forth in Section 2.02.

"Code" means the Internal Revenue Code of 1986.
"Company" has the meaning set forth in the Preamble.
"Company 10-K" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (together with any amendments thereto filed with the SEC and publicly available on the SEC's EDGAR website at least two (2) Business Days prior to the date of this Agreement).
"Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2016 and the footnotes thereto set forth in the Company 10-K.
"Company Board of Directors" has the meaning set forth in the Recitals.
"Company Bylaws" means the Amended and Restated Bylaws of the Company as amended and restated and as in effect as of the date hereof.
"Company Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company as amended and restated and as in effect as of the date hereof.
"Company Common Stock" has the meaning set forth in the Recitals.
"Company Disclosure Letter" means the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.
"Company Employee" has the meaning set forth in Section 6.08(a).
"Company Equity Plan" means the Company's 2014 Long-Term Incentive Plan.
"Company Financial Statements" means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.
"Company Insurance Subsidiary" has the meaning set forth in Section 4.11.
"Company Lease" means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.
"Company Material Adverse Effect" means any change, event, effect or circumstance that has a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following changes, events, effects or circumstances, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change, event, effect or circumstance that results from changes affecting the property and casualty insurance, insurance fronting or collateral protection industries, or the United States economy, or from changes affecting worldwide economic or capital market conditions, (b) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenues, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Common Stock, in and of itself (but not the underlying cause thereof), (c) other than in respect of Section 4.05 and Section 4.18(e) (and Section 7.02(a) solely as it relates to Section 4.05 and Section 4.18(e)), any change, event, effect or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders, partners, counterparties or employees of the Company and its Subsidiaries (provided, that actions taken by the Company and its Subsidiaries in the ordinary course of business in accordance with the terms of Section 6.01(x)(1) shall not be excluded for purposes of the exclusion in this clause (c) solely by reason of the covenant set forth in Section 6.01(x)(1)), (d) other than in respect of Section 4.05 and Section 4.18(e) (and Section 7.02(a) solely as it relates to Section 4.05 and Section 4.18(e)), any actions expressly contemplated or permitted to be taken or omitted to be taken by this Agreement to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Merger and the other transactions contemplated by this Agreement, (e) any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any pandemic, man-made disaster, natural disaster or other act of nature, (f) other than in respect of Section 4.05 and Section 4.18(e) (and Section 7.02(a) solely as it relates to Section 4.05 and Section 4.18(e)), the entering into and performance of this Agreement and the transactions contemplated hereby in accordance with the terms of this Agreement, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior written consent of Parent or Merger Sub (provided, that actions taken by the Company and its Subsidiaries in the ordinary course of business in accordance with the terms of Section 6.01(x)(1) shall not be excluded for purposes of the exclusion in this clause (f) solely by reason of the covenant set forth in Section 6.01(x)(1)), (g) the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates, (h) changes in or adoption of any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof by any Governmental Authority (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (i) any Action initiated or threatened on or after the date hereof against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby, (j) changes in the value of the investment assets owned by a Company Insurance Subsidiary, (k) any change or development in the credit, financial strength or other rating by any rating agency of the Company, any of its Subsidiaries, its outstanding debt or any other Person (but not the underlying cause thereof), or (l) any item set forth in the Company Disclosure Letter (but for the avoidance of doubt, not any effects with respect to such items after the date hereof); provided, however, that with respect to clauses (a), (e) and (h), such changes, events, effects or circumstances may be taken into account in determining whether a Company Material Adverse Effect has occurred if and only to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.  For the avoidance of doubt, any actions required to be taken (or refrain from being taken) or any agreement required to be entered into or any other concession required to be made pursuant to Section 6.03, together with any effects relating thereto, shall be permitted to be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect for purposes of the definition of Burdensome Condition.
"Company Permits" means all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.
"Company Reports" means all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing or furnishing) filed or furnished or required to be filed or furnished by the Company with the SEC since December 31, 2015.
"Company Required Vote" means the affirmative vote of the holders of at least a majority of the issued and outstanding Shares in favor of adoption of this Agreement, the Merger and the other transactions contemplated hereby.
"Company Restricted Stock" means each share of Company Common Stock that is then subject to a risk of forfeiture granted pursuant to the Company Equity Plan.
"Company Statutory Statements" has the meaning set forth in Section 4.12(a).
"Company Stock Option" means each option to purchase shares of Company Common Stock granted pursuant to the Company Equity Plan.
"Company Stock Rights" means any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.
"Company Stockholders" has the meaning set forth in the Recitals.
"Company Stockholders Meeting" means a meeting of the Company Stockholders to be called to consider the Merger, including giving effect to any adjournment or postponement thereof.
"Company Termination Fee" shall be $27,564,000; provided, however, that if the Company Termination Fee is payable solely under Section 8.02(b)(ii)(A)(3), the Company Termination Fee shall be $13,782,000.
"Confidentiality Agreement" means the Confidentiality Agreement between the Company and Parent dated April 7, 2017.

"Contract" has the meaning set forth in Section 4.05(a).
"control" means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
"CUMIS" means CUMIS Insurance Society, Inc. or any of its Affiliates.
"CUMIS Material Contract" has the meaning set forth in Section 4.10(c).
"Delaware Courts" has the meaning set forth in Section 9.07.
"Delaware Secretary" means the Secretary of State of the State of Delaware.
"DGCL" has the meaning set forth in the Recitals.
"Effective Time" means the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.
"Environmental Laws" means any Laws governing pollution or the protection of human health or the environment.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"Exchange Act" means the Securities Exchange Act of 1934.
"Exchange Fund" has the meaning set forth in Section 3.01.
"GAAP" means United States generally accepted accounting principles in effect from time to time.
"Governmental Authority" means any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency or self-regulatory body, domestic or foreign.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
"Indebtedness" has the meaning set forth in Section 6.01(h).
"Indemnified Parties" has the meaning set forth in Section 6.09(a).
"Insurance Contract" means any insurance policy or Contract, in each case, together with all policies, binders, slips, certificates, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Subsidiaries.

"Insurance Laws" means all Laws applicable to the business of insurance or the regulation of insurance companies and all applicable directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.
"Insurance Regulators" means all Governmental Authorities regulating the business of insurance under Insurance Laws.
"Intellectual Property" means (a) trademarks, service marks, trade names and trade dress, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing, (b) internet domain names, (c) patents, including pending applications, provisional applications, continuations, divisionals, reissues, and reexaminations thereof and therefor and (d) copyrights, whether registered or unregistered, and all applications for registration thereof.
"Investment Guidelines" means the investment guidelines of the Company in effect as of the date hereof (a copy of which has been made available to Parent) as amended, modified, supplemented or replaced in the ordinary course of business, subject to Section 6.01(k).
"IRS" means the Internal Revenue Service.
"Knowledge" means, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01(a) of the Company Disclosure Letter of such fact or matter without obligation of inquiry, and (b) Parent as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Parent Disclosure Letter of such fact or matter without obligation of inquiry.
"Law" means any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.
"Lender Services Business" means the business segment through which the Company provides collateral protection insurance and certain ancillary insurance products to credit unions, banks and specialty finance companies.
"Letter of Transmittal" has the meaning set forth in Section 3.02(a).
"Lien" means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or hypothecation.
"Material Contract" has the meaning set forth in Section 4.10(a).
"Maximum Premium" has the meaning set forth in Section 6.09(b).
"Measurement Date" has the meaning set forth in Section 4.03(a).
"Merger" has the meaning set forth in the Recitals.
"Merger Consideration" has the meaning set forth in Section 2.04(a).

"Merger Sub" has the meaning set forth in the Preamble.
"Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Outside Termination Date" has the meaning set forth in Section 8.01(f).
"Owned Real Property" has the meaning set forth in Section 4.21(b).
"Parent" has the meaning set forth in the Preamble.
"Parent Audited Financial Statements" has the meaning set forth in Section 5.06(a).
"Parent Bylaws" means Parent's Bylaws as in effect as of the date hereof.
"Parent Disclosure Letter" means the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.
"Parent Financial Statements" has the meaning set forth in Section 5.06(a).
"Parent Material Adverse Effect" means a failure of, or a material impairment or delay in, the ability of Parent to perform its material obligations under this Agreement.
"Parent Permits" means all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of the businesses of Parent and its Subsidiaries.
"Parent Regulatory Material Adverse Effect" has the meaning set forth in Section 6.03(c).
"Paying Agent" means a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.
"Performance-Based Restricted Stock" has the meaning set forth in Section 2.07(b).
"Permitted Investments" has the meaning set forth in Section 3.01.
"Permitted Liens" means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements, (b) mechanics', materialmen's, carriers', workmen's, warehouseman's, repairmen's, landlords' and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the applicable Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (d) Liens granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the applicable Person or its Subsidiaries, (D) deposit liabilities, (E) statutory deposits and (F) ordinary-course securities lending and short-sale transactions and (ii) with respect to investment securities held in the name of a nominee, custodian or other record owner, (e) pledges or deposits by the applicable Person or any of its Subsidiaries under workmen's compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (f) licenses granted to third parties in the ordinary course of business by the applicable Person or its Subsidiaries, (g) transfer restrictions imposed by Law, (h) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (i) zoning, entitlement, building and other land-use regulations imposed by Governmental Authorities having jurisdiction over such real property and (j) such other Liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection.
"Person" means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.
"Producers" means the agents, general agents, managing general agents, sub-agents, brokers and producers or other Persons who sell Insurance Contracts (other than CUMIS).
"Program Services Business" means the business segment through which the Company provides access to the U.S. property and casualty insurance market to third parties in exchange for a ceding fee.
"Proxy Statement" means a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.
"Related Party" means (a) any officer or director of the Company, (b) any individual who directly or indirectly owns 5% or more of the issued and outstanding Company Common Stock as of the date hereof, (c) any immediate family member of any of the individuals described in clause (a) or clause (b) and (d) any Affiliate of any of the individuals described in any of clause (a), (b) or (c).
"Related Party Agreement" means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand; excluding however, (a) Contracts to the extent relating to indemnification or contribution of any Related Party solely in their capacity as a director or officer of the Company or any of its Subsidiaries, (b) employment or consulting Contracts, (c) Benefit Plans and (d) rights to indemnification or contribution under the organizational documents of the Company or any of its Subsidiaries.  For the avoidance of doubt, each of the Contracts set forth in Section 1.01(b) of the Company Disclosure Letter is a Related Party Agreement.
"Representatives" means directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.
"SAP" means, as to any Company Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the applicable Insurance Regulator of the jurisdiction in which it is domiciled.
"SEC" means the Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933.
"Shares" has the meaning set forth in Section 2.04(a).
"Specified Company Reports" means the Company 10-K, all Quarterly Reports on Form 10-Q and all Current Reports on Form 8-K filed with, or furnished to, the SEC by the Company after the filing date of the Company 10-K and at least two (2) Business Days prior to the date of this Agreement (together with any amendments thereto filed with the SEC and publicly available on the SEC's EDGAR website at least two (2) Business Days prior to the date of this Agreement).
"Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.
"Subsidiary Stock Rights" means any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.
"Superior Proposal" means any proposal that constitutes a Takeover Proposal that the Company Board of Directors determines (after consultation with its financial advisor and outside counsel), considering such factors as the Company Board of Directors considers to be appropriate, would, if consummated, be more favorable to the stockholders of the Company than the Merger; provided, that for the purposes of the definition of "Superior Proposal", all references in the term Takeover Proposal to "15% or more" shall be deemed to be references to "more than 50%."

"Supporting Stockholders" means the "Stockholders" party to the Voting Agreements.
"Surviving Corporation" means the corporation surviving the Merger.
"Takeover Proposal" means any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the issued and outstanding shares of Company Common Stock or (ii) 15% or more of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the issued and outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or other transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any class of capital stock or other equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.
"Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or non-United States income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.
"Tax Return" means any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
"Third Party" means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.
"Top 10 Program Counterparties" means each of the top 10 counterparties under the Program Services Business measured by the gross written premium of the Company Insurance Subsidiaries during the twelve (12) months ended June 30, 2017 as set forth in Section 1.01(c) of the Company Disclosure Letter.
"Top 10 Program Reinsurance Contracts" means each reinsurance Contract in respect of business fronted by the Company Insurance Subsidiaries on behalf of the Top 10 Program Counterparties as in effect on the date of this Agreement.
"Top 10 Program Reinsurer" means each reinsurer under a Top 10 Program Reinsurance Contract.
"Voting Agreements" has the meaning set forth in the Recitals.
"Willful Breach" means any material breach of a material term of this Agreement by a party hereto resulting from an intentional action or failure to act of such party that such party knew (or should have known under the circumstances) was or would result in a material breach of a material term of this Agreement by such party.
Section 1.02 Interpretation.
(a) As used in this Agreement, references to the following terms have the meanings indicated:
(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;
(ii) to any Contract (including this Agreement) or "organizational document" are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time to the extent permitted by this Agreement;
(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;
(iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;
(v) to any "copy" of any Contract or other document or instrument are to a true and complete copy thereof;
(vi) to "hereof," "herein," "hereunder," "hereby," "herewith" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vii) to the "date of this Agreement," "the date hereof" and words of similar import refer to July 26, 2017; and
(viii) to "this Agreement" includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.
(b) Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."  The word "or" shall not be exclusive.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word "day" shall be interpreted as a calendar day.  With respect to any determination of any period of time, unless otherwise set forth herein, the word "from" means "from and including" and the word "to" means "to but excluding."
(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(e) References to a "party" hereto means Parent, Merger Sub or the Company and references to "parties" hereto means Parent, Merger Sub and the Company unless the context otherwise requires.
(f) References to "dollars" or "$" mean United States dollars, unless otherwise clearly indicated to the contrary.
(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.
(j) The phrase "made available to Parent" means that such document or material was (i) included in the Company's electronic data room on Intralinks from its date of upload (which upload was a date at least two (2) Business Days prior to the date hereof) through the date hereof and was available to the Representatives of Parent (or a specified subset thereof) who had access to such data room throughout such period or (ii) otherwise made available to Parent through email distribution, management meetings or at the offices of the Company or its Representatives.
ARTICLE II

 THE MERGER
Section 2.01 The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.
(b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law.  Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.

    Section 2.02 Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another time, date or place is agreed to in writing by the parties (the date on which the Closing occurs, the "Closing Date").
    Section 2.03 Effective Time; Effect of the Merger.  On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary by Parent.  The Merger shall become effective at the Effective Time.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.
    Section 2.04 Conversion of the Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Except as provided in Section 2.04(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares") (excluding Appraisal Shares and Company Restricted Stock) shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, in cash, without interest, $21.00 (the "Merger Consideration").  All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.
(b) Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.
(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.
    Section 2.05 Organizational Documents.
(a) At the Effective Time, pursuant to the Merger, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation.  Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law (subject to Section 6.09).

(b) At the Effective Time, pursuant to the Merger, the bylaws of the Company shall be amended so as to read in their entirety as set forth on Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation.  Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law (subject to Section 6.09).
    Section 2.06 Directors and Officers of the Surviving Corporation.  At the Effective Time, the directors of Merger Sub shall become the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.07 Treatment of Company Stock Options and Company Restricted Stock.
(a) Company Stock Options.  At the Effective Time, each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount, if any, equal to the product of (i) the total number of Shares underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option.  Each Company Stock Option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(a).  In the event the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without payment therefor.
(b) Company Restricted Stock.  At the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested, in the case of a time based vesting Company Restricted Stock, or become vested at the target level of performance, in the case of a performance based vesting Company Restricted Stock ("Performance-Based Restricted Stock"), and shall automatically be converted, to the extent vested after giving effect to this sentence, into the right to receive the Merger Consideration.  Any Performance-Based Restricted Stock that does not become vested at the Effective Time in accordance with this Section 2.07(b) shall be forfeited automatically without payment therefor.
(c) Payment.  Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Equity Plans pursuant to Section 409A of the Code, Parent shall, or shall cause the Surviving Corporation to, pay in cash through its payroll systems all amounts payable pursuant to this Section 2.07 as promptly as practicable following the Effective Time, but in no event later than the later of (i) the third (3rd) Business Day following the Effective Time and (ii) the end of the Company's first payroll period following the Effective Time; provided, that any such amounts shall be paid without interest.

(d) Required Actions.  Prior to the Effective Time, the Company shall take any such actions as may be necessary to give effect to the transactions contemplated by this Section 2.07.
    Section 2.08 Appraisal Shares.  Notwithstanding anything to the contrary contained in this Agreement, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.04(a), but instead at the Effective Time the holders of Appraisal Shares shall be entitled to payment of such amount for such shares as is determined in accordance with the provisions of Section 262 of the DGCL.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to appraisal of such holder's Appraisal Shares under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments.  The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
    Section 2.09 Adjustments to Prevent Dilution.  Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction or a stock dividend, stock split or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be proportionately adjusted to reflect such change; provided, however, that (a) in no event shall the aggregate amount payable by Parent pursuant to Section 2.04 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.04 had such event not occurred and (b) nothing in this Section 2.09 shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.
ARTICLE III

EXCHANGE OF CERTIFICATES
    Section 3.01 Paying Agent.  Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares.  Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (such cash amount being referred to herein as the "Exchange Fund").  The

Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries.  Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash; provided, that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Stockholders and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Company Stockholders in the amount of any such losses and (b) such investments (i) shall be obligations of or guaranteed by the United States, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $5 billion (collectively "Permitted Investments") or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III.  Any income from investment of the Exchange Fund will be payable solely to Parent.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
    Section 3.02 Exchange Procedures.
(a) As promptly as practicable and in any event within two (2) Business Days after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04: (i) a letter of transmittal (a "Letter of Transmittal") that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as the Surviving Corporation may specify, subject to the Company's reasonable approval (to be sought prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in accordance with this Article III.
(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration that such holder has the right to receive pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be canceled.  No interest shall be paid or accrued on the cash payable upon surrender of the Certificates.  Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration in accordance with this Agreement.
(c) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III.  In lieu thereof, each holder of record of one or more Book-

Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable and in any event within three (3) Business Days after the Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.
(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been fully paid.
    Section 3.03 No Further Ownership Rights.  All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Agreement, subject to applicable Law.
    Section 3.04 Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.
    Section 3.05 No Liability.  None of Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such Shares twenty-four (24) months after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
    Section 3.06 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the number of Shares formerly represented by such Certificate pursuant to this Article III.
    Section 3.07 Withholding of Tax.  Notwithstanding anything to the contrary contained in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares, Company Stock Options and Company Restricted Stock, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-United States Tax Law.  To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent and are paid over to the applicable Governmental Authority in accordance with applicable Law or Order, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available on the SEC's EDGAR website from or after June 30, 2015 and prior to the date at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in the "Risk Factors" section thereof, any disclosure of risks contained in any "forward-looking statements" disclaimer, or any other disclosure or statements to the extent they are similarly predictive or forward-looking in nature) to the extent it is reasonably apparent on the face of such disclosure that such disclosure applies to such Section or subsection of this Agreement; provided, however, that the disclosures therein shall not be deemed to qualify any representations or warranties made in Section 4.03  or (b) set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure applies to such other Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:
    Section 4.01 Organization and Good Standing; Organizational Documents.
(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation or entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) The copies of the Company Certificate of Incorporation and Company Bylaws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof.  The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.
    Section 4.02 Authority for Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.  As of the date of this Agreement, the Company Board of Directors has unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and the Company Stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring this Agreement is fair to, advisable and in the best interests of the Company and the Company Stockholders and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby.  The only vote of the Company Stockholders required to adopt this Agreement, the Merger and the other transactions contemplated hereby is the Company Required Vote.
    Section 4.03 Capitalization.
(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock.  As of the close of business on July 19, 2017 (the "Measurement Date"), 42,173,561 shares of Company Common Stock are issued and outstanding of which (i) 489,866 shares are Company Restricted Stock (of which 489,866 shares are Performance-Based Restricted Stock) and (ii) no shares are held in the Company's treasury, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held by a Subsidiary of the Company.  All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right.  Except as set forth in this Section 4.03(a) and for changes after the date hereof resulting from the vesting of awards granted pursuant to the Company Equity Plan outstanding on the date hereof, there are no issued and outstanding shares of capital stock of or other voting securities or ownership interests in the Company.
(b) As of Measurement Date, (i) 3,358,873 Company Stock Options are outstanding and (ii) 2,326,187 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Equity Plan.  Section 4.03(b) of the Company Disclosure Letter sets forth as of the Measurement Date a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Company Equity Plan, including, as applicable, the holder, date of grant, the exercise price thereof (if applicable), the vesting schedule and conditions, and number of shares of Company Common Stock subject thereto (assuming for performance-based awards achievement at each of target level and maximum level).  Except as set forth in Section 4.03(a) and this Section 4.03(b), as of the date hereof, there are no Company Stock Rights.
(c) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof.  There are no stockholders agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.
    Section 4.04 Company Subsidiaries.  A true and complete list of all the Subsidiaries of the Company as of the date hereof is set forth in Exhibit 21.1 to the Company 10-K.  The Company or one of its wholly-owned Subsidiaries is the owner of all issued and outstanding shares of capital stock and other equity securities of each Subsidiary of the Company and all such shares of capital stock and other equity securities are duly authorized, validly issued, fully paid and nonassessable.  All of the issued and outstanding shares of capital stock and other equity securities of each Subsidiary of the Company are owned by the Company or one of its wholly-owned Subsidiaries free and clear of all Liens.  There are no outstanding Subsidiary Stock Rights.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity securities of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

    Section 4.05 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 5.03(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement.
(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or "blue sky" laws and the HSR Act, (ii) the NASDAQ Global Select Market, (iii) filing and recordation of the Certificate of Merger, as required by the DGCL, (iv) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (v) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement.
    Section 4.06 Compliance.  The Company and its Subsidiaries hold all Company Permits and are, and since June 30, 2015 have been, in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company

Material Adverse Effect.  The business of the Company and its Subsidiaries is not being conducted, and has not since June 30, 2015 been conducted, in violation of any Law or Order and the Company and its Subsidiaries have since June 30, 2015, complied with all Laws and Orders applicable to them or their business, except in each case for violations or failure to comply that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Since December 31, 2016 through the Business Day prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notification or, to the Knowledge of the Company, oral notification from any Governmental Authority of any violation of Law applicable to the Company or any of its Subsidiaries, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
    Section 4.07 Litigation.
(a) There is no Action pending or, to the Knowledge of the Company as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would reasonably be expected to have a Company Material Adverse Effect or, as of the date of this Agreement, result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement.
(b) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be expected to have a Company Material Adverse Effect or, as of the date of this Agreement, result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement.  Since December 31, 2016, neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or, as of the date of this Agreement, result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement.
    Section 4.08 Company Reports; Financial Statements.
(a) The Company has filed all Company Reports required to be filed with the SEC.  As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied with the applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
(b) The Company has made available (including via the SEC's EDGAR system, as applicable) to Parent all of the Company Financial Statements filed with the SEC as of the

Business Day prior to the date of this Agreement.  The Company Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
(c) There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Specified Company Reports, (ii) incurred in the ordinary course of business since December 31, 2016, (iii) incurred on behalf of the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) Since December 31, 2015, the Company has maintained "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.
(e) Since December 31, 2015, the Company has maintained a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management's authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.
(f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company Board of Directors, (i) all "significant deficiencies" or "material weaknesses" in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. For the purposes of this Section 4.08(f), the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(g) Since December 31, 2016 through the Business Day prior to the date hereof, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation,

assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.
(h) There are no "off balance sheet arrangements" as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.
    Section 4.09 Absence of Certain Changes or Events.  Except as contemplated by, or as disclosed in, this Agreement, (a) since December 31, 2016 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course in all material respects and (b) since December 31, 2016, no Company Material Adverse Effect has occurred or any change, event, effect or circumstance that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
    Section 4.10 Contracts.
(a) Except for this Agreement, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by (each such Contract, a "Material Contract"):
(i) any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, other than a Benefit Plan);
(ii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof except for any such Contract that may be canceled without material penalty by the Company or any of its Subsidiaries upon notice of seventy-five (75) days or less;
(iii) any Contract with respect to a material joint venture or material partnership agreement;
(iv) any Contract providing for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $5,000,000, other than any Indebtedness between or among any of the Company and any of its wholly-owned Subsidiaries;
(v) any Contract limiting or prohibiting the payment of dividends or distributions in respect of the capital stock or other equity securities of the Company or any of its Subsidiaries, prohibiting the pledging of any capital stock or other equity securities of the Company or any of its Subsidiaries or prohibiting the issuance of guarantees by the Company or any of its Subsidiaries (other than pursuant to applicable Law or Order) except for any such Contract that may be canceled without material penalty by the Company or any of its Subsidiaries upon notice of seventy-five (75) days or less;
(vi) any Contract pursuant to which the Company (A) licenses any material Intellectual Property from any non-Affiliated Person (other than licenses for open source or off-the-shelf software pursuant to "click-wrap" or "shrink-wrap" agreements), or (B) licenses any material Intellectual Property to any non-Affiliated Person;
(vii) any Contract the principal purpose of which is to indemnify any current or former stockholder of the Company in respect of any potential Tax liabilities;
(viii) any collective bargaining agreement;
(ix) any Top 10 Program Reinsurance Contract; or
(x) any Contract relating to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction).
(b) Each of the Material Contracts and each of the Contracts with a Top 10 Program Counterparty is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company as of the date of this Agreement, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There is no default under any Material Contract or any Contract with a Top 10 Program Counterparty by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) Section 4.10(c) of the Company Disclosure Letter sets forth a list as of the date hereof of all material Contracts between the Company or one of its Subsidiaries, on the one hand, and CUMIS, on the other hand (each, a "CUMIS Material Contract").  Each CUMIS Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company as of the date of this Agreement, CUMIS, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect.  There is no default under any CUMIS Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) To the Knowledge of the Company, the expiration or termination (because of any change of control of the Company or otherwise) of all of the CUMIS Material Contracts in existence as of the date hereof and the loss of all benefits thereunder (such that the Company and its Subsidiaries have no on-going relationship with CUMIS), would not reasonably be expected to have a material adverse effect on the Lender Services Business.
    Section 4.11 Company Insurance Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, each Subsidiary of the Company that conducts the business of insurance (each, a "Company Insurance Subsidiary") is (a) duly licensed or authorized as an insurance company in its jurisdiction of organization and (b) since June 30, 2015 has been duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.  No Company Insurance Subsidiary is or would be considered by any Governmental Authority to be commercially domiciled in any jurisdiction.
    Section 4.12 Statutory Statement; Examinations.
(a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since June 30, 2015, each of the Company Insurance Subsidiaries has filed or submitted all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the "Company Statutory Statements").
(b) The Company has made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, all Company Statutory Statements as of December 31, 2015 and December 31, 2016, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator.  The financial statements included in such Company Statutory Statements fairly present, in conformity in all material respects with applicable SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Company Insurance Subsidiary at the respective dates thereof and the results of operations and changes in capital and surplus (or stockholders' equity, as applicable) of such Company Insurance Subsidiary for the respective periods then ended.  Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c) The Company has made available to Parent all material examination reports, including both financial and market conduct examinations (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after June 30, 2015, through the date of this Agreement, relating to the Company Insurance Subsidiaries.
    Section 4.13 Insurance Business.
(a) With respect to (i) the Lender Services Business and (ii) the Knowledge of the Company as of the date of this Agreement, the Program Services Business, all Insurance Contracts and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such authority within the period provided for objection, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since June 30, 2015, to the Knowledge of the Company as of the date of this Agreement, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly appointed by a Company Insurance Subsidiary to act as a Producer for a Company Insurance Subsidiary and was duly licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Company Insurance Subsidiary), in each jurisdiction in which such Producer was required to be so licensed, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Subsidiary or violated any policy of a Company Insurance Subsidiary in the solicitation, negotiation, writing, sale or production of business for any Company Insurance Subsidiary and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer's actions in his, her or its capacity as a Producer for a Company Insurance Subsidiary or any enforcement or disciplinary proceeding alleging any such violation.
(c) With respect to (i) the Lender Services Business and (ii) the Knowledge of the Company as of the date of this Agreement, the Program Services Business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the underwriting standards and guidelines utilized and rates and rating factors and criteria applied by the applicable Company Insurance Subsidiary with respect to the Insurance Contracts outstanding as of the date hereof conform to the underwriting standards and guidelines and rating factors and criteria required pursuant to the terms of the related agency, reinsurance, coinsurance or other similar Contracts.
    Section 4.14 Reinsurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Company Insurance Subsidiary has appropriately taken credit in its Company Statutory Statements pursuant to Insurance Laws for reinsurance provided by the applicable Top 10 Program Reinsurer under the applicable Top 10 Program Reinsurance Contract, (b) to the Knowledge of the Company as of the date of this Agreement, none of the Top 10 Program Reinsurers is (with or without notice or lapse of time or both) in default or material breach under the terms of the applicable Top 10 Program Reinsurance Contract, (c) as of the date hereof, none of the Company Insurance Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, any Top 10 Program Reinsurer is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (d) as of the date hereof, no written notice of intended cancellation has been received by any Company Insurance Subsidiaries from any Top 10 Program Reinsurer under any Top 10 Program Reinsurance Contract and, to the Knowledge of the Company as of the date of this Agreement, there are no disputes with any Top 10 Program Reinsurer under an applicable Top 10 Program Reinsurance Contract.
    Section 4.15 Actuarial Reports.  As of the date of this Agreement, with respect to the Company Insurance Subsidiaries, the Company has made available to Parent all material actuarial reports in the Company's possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after December 31, 2015.  The information and data furnished by the Company and the Company Insurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.
    Section 4.16 Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a) The Company and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities, and all such Tax Returns are complete and correct, and (ii) timely paid or caused to be timely paid all Taxes payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return).
(b) All Taxes required to be deducted, withheld or reported under applicable Tax Law in connection with amounts paid by the Company or any Subsidiary of the Company to any employee, independent contractor, creditor, shareholder or other third party have been deducted, withheld and reported and, to the extent required by applicable Tax Law, paid to the appropriate Governmental Authority.
(c) There are no audits, claims, actions, suits, proceedings, examinations or investigations pending or, to the Knowledge of the Company as of the date of this Agreement, threatened against or with respect to any Tax Returns of the Company or any of its Subsidiaries.  All deficiencies asserted or assessments made with respect to any Tax Returns of the Company or any of its Subsidiaries has been paid in full or otherwise finally resolved.
(d) No waivers of statutes of limitations in respect of Taxes have been granted by the Company or any of its Subsidiaries that are currently outstanding.
(e) Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary, as applicable, is subject to taxation by that jurisdiction.

(f) There are no Contracts currently in effect relating to the allocation or sharing of, or indemnification for, Taxes to which the Company or any of its Subsidiaries is a party, other than such Contracts (i) between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company or (ii) entered into in the ordinary course of business where the principal subject matter of such Contract is not Taxes.
(g) Neither the Company nor any of its Subsidiaries is required to include any amount in income, or exclude any item of deduction, after the Closing Date as a result of any (i) adjustment pursuant to Section 481(a) of the Code with respect to a change in accounting method that occurred before the Closing Date, (ii) installment sale or open transaction disposition made on or before the Closing Date, (iii) prepaid amount received outside the ordinary course of business before the Closing Date or (iv) election under Section 108(i) of the Code.
(h) There are no Liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Liens.
(i) Neither the Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(j) Neither the Company nor any of its Subsidiaries (i) has applied for a ruling from a Governmental Authority relating to any material Taxes that has not been granted, (ii) has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) for a taxable period for which the statute of limitations is still open or (iii) has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Governmental Authority.
(k) Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended by the parties to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Tax Law).
(l) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar Tax group, other than such a group of which it is presently a member.  Neither the Company nor any Subsidiary has any liability for the material Taxes of any other Person under Treasury Regulation section 1.1502-6 (or similar provision under state, local or non-U.S. Tax Law), as successor or transferee, by Contract or otherwise.
(m) Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.16 and Section 4.18 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to any Taxes or Tax Returns and (ii) nothing in this Agreement (including this Section 4.16) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or any of its Subsidiaries.
    Section 4.17 Related Party Transactions.  Since December 31, 2015 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
    Section 4.18 Employee Benefit Plans; Labor Relations.
(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of (i) each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any material liability and (ii) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or each employment, severance or consulting agreement, for the benefit of any current or former employee or director of the Company or any of its Subsidiaries that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any material liability (each, a "Benefit Plan").
(b) With respect to each Benefit Plan, the Company has made available to Parent a true and complete copy of such Benefit Plan as in effect on the date of this Agreement, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (v) the most recently received IRS determination letter.
(c) Neither the Company nor any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit plan that is subject to Section 302 or Title IV Plan of ERISA or Section 412 of the Code.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Benefit Plan has been operated and administered in accordance with its terms, (ii) with respect to each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and (C) no event has occurred that would reasonably be expected to result in disqualification or adversely affect such exemption and (iii) no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former officer or employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer or employee and (ii) no amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or will be subject to tax pursuant to Section 4999 of the Code.
(f) Since December 31, 2016 through the date hereof, there has been no actual strike or lockout against the Company or any of its Subsidiaries.
    Section 4.19 Intellectual Property.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries own or have the right to use all Intellectual Property used by the Company and its Subsidiaries in the conduct of the their respective businesses as currently conducted.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no claims against the Company or any of its Subsidiaries are pending or, to the Knowledge of the Company as of the date of this Agreement, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company as of the date of this Agreement, no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have taken reasonable measures to protect the (A) information technology systems owned or controlled by the Company or such Subsidiary and used in the course of the operations of their respective businesses, and (B) personal information gathered, used or held for use by the Company or such Subsidiary in the course of the operations of their respective businesses and (ii) to the Knowledge of the Company, there has not been any unauthorized disclosure or use of, or access to, any such personal information or breach of security of such information technology systems.

    Section 4.20 Insurance Coverage.  The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all such insurance policies are in full force and effect and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policy.
    Section 4.21 Real Property.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Liens) and (ii) none of the Company or any of its Subsidiaries has received or given written notice of any default under any Company Lease, agreement evidencing any Lien or other agreement affecting any Company Lease, which default continues on the date of this Agreement.
(b) Section 4.21(b) of the Company Disclosure Letter sets forth a list as of the date hereof of all real properties currently owned by the Company and its Subsidiaries ("Owned Real Property").  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title to all Owned Real Property, free and clear of all Liens (other than Permitted Liens).
    Section 4.22 Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiary has received written notice from any Governmental Authority or other Person alleging that the Company or any of its Subsidiary is in violation of any applicable Environmental Law and (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws.
    Section 4.23 Proxy Statement.  The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.  None of the information provided by the Company to be included in the Proxy Statement, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Effective Time any information with respect to the Company or any of its Subsidiaries shall be required to be described in the Proxy Statement, such information shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the Company Stockholders.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained or incorporated by reference in any of the foregoing documents.
    Section 4.24 Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 5.10, the Company Board of Directors has taken or shall have taken all action prior to the Closing to ensure that no restrictions included in any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal laws in the United States applicable to the Company are applicable to this Agreement, the Voting Agreements and the Merger or the other transactions contemplated hereby.
    Section 4.25 Financial Advisor Opinion.  Evercore Group L.L.C. has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.
    Section 4.26 Brokers or Finders.  No broker, finder or investment banker (other than Evercore Group L.L.C.) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.
    Section 4.27 No Other Representation or Warranty.  Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby.  Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent's, Merger Sub's or their Representatives' or Affiliates' use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain "data rooms" or management presentations in connection with Parent's and Merger Sub's consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV.  Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
    Section 5.01 Organization and Good Standing.  Each of Parent and its Subsidiaries, including Merger Sub, (i) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) has full corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
    Section 5.02 Authority for Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.
    Section 5.03 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent's certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.05(b), conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or "blue sky" laws and the HSR Act, (ii) the NASDAQ Global Select Market, (iii) filing and recordation of the Certificate of Merger, as required by the DGCL, (iv) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.03(b) of the Parent Disclosure Letter and (v) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
    Section 5.04 Compliance.  Parent and its Subsidiaries, including Merger Sub, hold all Parent Permits and are, and since December 31, 2015 have been, in compliance with the terms of such Parent Permits, except where the failure to hold or be in compliance with such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The business of Parent and its Subsidiaries, including Merger Sub, is not being conducted, and has not since December 31, 2015 been conducted, in violation of any Law or Order and Parent and its Subsidiaries have since December 31, 2015, complied with all Laws and Orders applicable to them or their business, except in each case for violations or failure to comply that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Since December 31, 2016 through the Business Day prior to the date hereof, neither Parent nor any of its Subsidiaries has received any written notification or, to the Knowledge of Parent, oral notification from any Governmental Authority of any violation of Law applicable to Parent or any of its Subsidiaries, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
    Section 5.05 Litigation.
(a) As of the date hereof, there is no Action pending or, to the Knowledge of Parent as of the date of this Agreement, threatened in writing against Parent or any of its Subsidiaries, including Merger Sub, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) As of the date hereof, there is no Order outstanding against Parent or any of its Subsidiaries, including Merger Sub, or their respective businesses that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Since December 31, 2016 through the date hereof, neither Parent nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
    Section 5.06 Financial Statements.
(a) Parent has made available to the Company (i) audited financial statements of Parent as of and for the years ended December 31, 2015 and 2016 (the "Parent Audited Financial Statements") and (ii) unaudited interim financial statements of Parent as of and for the period ended March 31, 2017 (collectively with the Parent Audited Financial Statements, the "Parent Financial Statements").  The Parent Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
(b) There are no liabilities of Parent or any of its Subsidiaries that would be required by GAAP to be reflected on the consolidated balance sheet of Parent and its Subsidiaries other than liabilities (i) disclosed and provided for in the Parent Audited Financial Statements or in the notes thereto, (ii) incurred in the ordinary course of business since December 31, 2016, (iii) incurred on behalf of Parent in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
    Section 5.07 Financing.  Parent has the financial capacity to perform and to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, and Parent has available, and will continue to have available through and at the Closing, unencumbered cash or cash equivalents that are sufficient to permit Parent to fund the Merger Consideration set forth in Article II and any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby.
    Section 5.08 Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has not, and immediately prior to the Effective Time will have not, engaged in any business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.
    Section 5.09 Ownership of Shares.  Other than the Voting Agreements, neither Parent nor any of its Subsidiaries, including Merger Sub, beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement and the Voting Agreements) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

    Section 5.10 Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement, the Merger and the other transactions contemplated hereby.
    Section 5.11 Proxy Statement.  The information supplied by Parent, Merger Sub and their respective Representatives for inclusion in the Proxy Statement to be sent to the Company Stockholders in connection with the Company Stockholders Meeting, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information that is contained in any of the foregoing documents other than information supplied by Parent or any of its Representatives.
    Section 5.12 Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees.
    Section 5.13 No Other Representation or Warranty.  Except for the representations and warranties expressly contained in this Article V, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby.  Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.
ARTICLE VI

 COVENANTS
    Section 6.01 Conduct of Business by the Company Pending the Merger.  During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (x) shall and shall cause each of its Subsidiaries

(1) to conduct their respective businesses and operations in the ordinary course of business in all material respects and (2) to the extent consistent with subsection (1), to use commercially reasonable efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it and (y) shall not and shall cause each of its Subsidiaries not to (it being understood that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this subsection (y) below shall be deemed to be a breach of subsection (x)):
(a) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries' capital stock or other equity securities, other than (i) any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company or (ii) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.06 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable fiscal quarter prior to the date of this Agreement;
(b) subdivide, adjust, split, combine or reclassify any of its or its Subsidiaries' capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its or its Subsidiaries' capital stock or other equity securities;
(c) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries' capital stock or other equity securities, Company Stock Rights or Subsidiary Stock Rights;
(d) issue, offer, grant, deliver or sell any shares of its or its Subsidiaries' capital stock or other equity securities, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock upon the vesting or exercise of Company Stock Options or Company Restricted Stock outstanding as of the date hereof in accordance with the terms thereof as of the date hereof;
(e) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company's Subsidiaries;
(f) purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof, or merge, combine or consolidate with or engage in any other similar transaction with any Person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned Subsidiaries, (ii) acquisitions of assets with consideration not to exceed $5,000,000 in the aggregate or (iii) investment portfolio transactions not in violation of the Investment Guidelines;
(g) sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of any of its properties or assets (including capital stock or equity securities of any Subsidiary of the Company), other than (i) solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company, (ii) investment portfolio transactions not in violation of the Investment Guidelines, (iii) nonexclusive licenses of Intellectual Property in the ordinary course of business, (iv) sales or other dispositions of other assets in the ordinary course of business materially consistent with past practice or (v) sales of assets with a value not in excess of $1,000,000 individually or $5,000,000 in the aggregate;
(h) incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (collectively, "Indebtedness"), other than (i) Indebtedness incurred in the ordinary course of business (including under the Company's credit facilities and any trade letters of credit existing on the date hereof) not in excess of $5,000,000, provided that the terms of any such Indebtedness permits its repayment at any time without penalty, (ii) Indebtedness incurred to refinance any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, in each case provided the terms of such Indebtedness are not materially less favorable to the Company and Parent than the Indebtedness that is being repaid or (iii) guarantees by the Company of Indebtedness of its wholly-owned Subsidiaries or guarantees by the Subsidiaries of Indebtedness of the Company;
(i) make any loans to any Person, other than (i) to the Company or any of its wholly-owned Subsidiaries or (ii) investment portfolio transactions not in violation of the Investment Guidelines;
(j) settle, waive or discharge any material Action made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, or waive any claims of material value, other than any settlement, waiver or discharge (i)(A) that is for an amount not to exceed, for any such settlement individually, $2,000,000 (net of the amount reserved for such matters by the Company or amounts covered by insurance) and (B) that would not reasonably be expected to prohibit or materially restrict or materially impair the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or (ii) for an amount that is fully reinsured by any reinsurer;
(k) make any material change (i) in any accounting methods, principles or practices, (ii) to the investment policies and guidelines of the Company or any of its Subsidiaries or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company Insurance Subsidiary, in each case, other than as required by changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board;
(l) except as required by a Benefit Plan as of the date hereof, (i) grant any increases in the compensation of or benefits to any of its directors or officers or (ii) grant any material increases in the compensation of or benefits to any of its employees;

(m) except as required by a Benefit Plan as of the date hereof, (i) enter into any employment agreements with any officer, (ii) make any grant of (other than de minimis grants), or increase (other than de minimis increases), any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (iii) accelerate the time of payment or vesting of, or the lapsing of material restrictions with respect to, or fund or otherwise secure the payment of, any material compensation or material benefits under any Benefit Plan or (iv) enter into or amend to increase in any material respect the benefits under any Benefit Plan (or any plan, program, agreement or arrangement that would constitute a Benefit Plan if in effect on the date hereof);
(n) (i) prepare or file any material Tax Return inconsistent with past practice or, on any such material Tax Return, take any material position, make, revoke or change any material Tax election, or adopt any Tax accounting method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (ii) settle or compromise any material Tax liability, or enter into any closing agreement or similar arrangement with respect to a material amount of Taxes, in each case, that is materially inconsistent with past practice, (iii) file any material amended Tax Return or (iv) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(o) enter into any Contract that if in effect on the date hereof would be a Material Contract or modify, terminate, renew or amend in any material respect any Material Contract, in each case, other than (i) the entry into Contracts in the ordinary course of business that would not be considered Material Contracts under clause (ii), (iii), (v) or (vii) of Section 4.10(a) and (ii) any modification, termination, renewal or amendment of any Material Contract in the ordinary course of business that is not materially adverse to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole;
(p) enter into or amend, modify or waive any rights under any Related Party Agreement, in each case to the extent that doing so would reasonably be expected to result in a material incremental cost to Parent, the Company or any of its Subsidiaries or otherwise be materially adverse to Parent, the Company or any of its Subsidiaries;
(q) adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than, in the case of any Subsidiary of the Company, that is not material to the Company and its Subsidiaries, taken as a whole;
(r) materially modify or amend any CUMIS Material Contract other than any modification or amendment of any CUMIS Material Contract that is not materially adverse to the Lender Services Business or Parent and its Subsidiaries, taken as a whole; or
(s) agree to take any of the actions described in this Section 6.01.
    Section 6.02 Access to Information and Employees; Confidentiality.
(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub, upon not less than two (2) days' prior written notice, which shall be directed to the Company's General Counsel, reasonable access during normal business hours to the officers, agents, properties, offices and other facilities, books and records of the Company.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably be expected to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law, (iii) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound or (iv) would interfere unreasonably with the business or operations of the Company or its Subsidiaries or would otherwise result in significant interference with the prompt and timely discharge by their respective employees of their normal duties. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, violate the applicable Law, Contract or interfere unreasonably.
(b) Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement.  The Confidentiality Agreement shall survive any termination of this Agreement; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern.
(c) The Company shall promptly notify Parent after becoming aware of any material dispute between the Company or any of its Subsidiaries, on the one hand, and any of CUMIS, any Top 10 Program Counterparty or any Top 10 Program Reinsurer, on the other hand, or of any expressed intent of any such Person to terminate or not renew or to materially amend or modify, its relationship with the Company and its Subsidiaries; provided, that the Company's obligations, actions or inactions pursuant to this Section 6.02(c) shall be deemed excluded for purposes of determining whether the conditions set forth in Section 7.02(b) are satisfied.
    Section 6.03 Reasonable Best Efforts to Consummate Merger; Regulatory Matters.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken (including in the case of Parent, agreeing to permit and cause the Company and its Subsidiaries to take effective as of the Closing), all actions and to do, or cause to be done and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including, subject to the terms and conditions of this Agreement, using reasonable best efforts to (i) obtain all necessary, proper or advisable consents, approvals, authorizations or waivers from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization or waiver from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the foregoing, but subject to Section 6.03(c), Parent and its Affiliates shall use reasonable best efforts to avoid each and every impediment under any applicable Law that may be asserted by, or Order that may be entered with, any Governmental Authority with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur, in the most expeditious manner practicable, including using reasonable best efforts to (i) obtain all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby.
(c) Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to take or refrain from taking, or agree to it, its Affiliates, the Company or any of its Subsidiaries, taking or refraining from taking, any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, would or would reasonably be expected to result in a Burdensome Condition.  A "Burdensome Condition" shall mean any action, omission, agreement or requirement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or a Parent Regulatory Material Adverse Effect.  "Parent Regulatory Material Adverse Effect" means any change, event, effect or circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole (provided that for purposes of determining a Parent Regulatory Material Adverse Effect, the business and the financial condition, results of operations and other financial metrics of Parent and its Subsidiaries, taken as a whole, shall be deemed to be of the same scale as those of the Company and its Subsidiaries, taken as a whole).  Except as approved by Parent (including as required by Section 6.03(a)), the Company shall not, and shall not permit any of its Subsidiaries to, make or agree to any concessions with a Governmental Authority in order to obtain the approvals set forth in Schedule I.  Prior to Parent being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall promptly confer in good faith in order to (i) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (ii) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition.
(d) In furtherance of and without limiting the foregoing, (i) Parent shall file, or cause to be filed, a "Form A" Acquisition of Control, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Delaware, within ten (10) Business Days of the date hereof, (ii) Parent shall file a "Form A" Acquisition of Control, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Texas, within ten (10) Business Days of the date hereof, (iii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the transactions contemplated by this Agreement and requesting early termination of the waiting period under the

HSR Act, within ten (10) Business Days of the date hereof, (iv) Parent shall file, or cause to be filed, any pre-acquisition notifications on "Form E" or similar market share notifications to be filed in each jurisdiction where required by applicable Laws with all required applicants, within ten (10) Business Days of the date hereof and (v) the Company shall provide, within ten (10) Business Days of the date hereof, applicable notice to the Insurance Commissioner of the State of Texas under Texas Insurance Code §823.161.  All filing fees payable in connection with the foregoing shall be borne by Parent.  Parent agrees promptly to provide, or cause to be provided, all agreements, documents, instruments or information that may be required or requested by any Governmental Authority relating to Parent or its Affiliates or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.  Prior to Closing, Parent and its Subsidiaries, in connection with the transactions contemplated by this Agreement, shall not file or submit any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate agreement or transaction between any Company Insurance Subsidiary, on the one hand, and Parent or any of its Subsidiaries, on the other hand, that would require approval or non-disapproval under applicable Law or include reference to any such transaction in the "Form A" Acquisition of Control filings.
(e) Each of the Company, Parent and Merger Sub agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers.  Parent and the Company shall have the right to review in advance, and to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon.  Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws.  Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization or waiver is required to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned.  None of Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.  Notwithstanding the foregoing, in no event will any party be required to disclose to any other party any personally identifiable information.  For the avoidance of doubt, this Section 6.03(e) shall not apply with respect to Tax matters.
(f) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or its Affiliates be required to agree to take or enter into any action contemplated by an Order from any Governmental Authority relating to consummating the transactions contemplated by this Agreement that is not conditioned upon the Closing.
(g) If requested by Parent, (i) the Company shall reasonably cooperate with Parent in preparing and implementing a communications strategy with respect to producers, reinsurers and other Persons with material relationships with the Company and (ii) the parties shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to obtain all consents and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in order to avoid any breach or loss of any right thereunder by the Company or any of its Subsidiaries or any right of termination by any counterparty thereto solely as a result of the entry into this Agreement or the consummation of the transactions contemplated hereby; provided, however, that (A) without the prior written consent of Parent, the Company shall not (and shall not permit any of its Subsidiaries to) make any concessions to any such Persons in connection with their efforts to obtain such consents and approvals that would be incurred or paid prior to Closing, (B) the Company and its Subsidiaries shall not be required to make any concessions to the counter party to such Contracts that would result in any of them incurring any cost or making any payment in connection with obtaining any such consent and (C)(1) the Company and its Subsidiaries shall not be required to agree to take or enter into any action contemplated that is not conditioned upon the Closing and (2) Parent shall not be required to agree to make any concessions to the counter party to any such Contract.
    Section 6.04 Proxy Statement.  As promptly as practicable after execution of this Agreement, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement.  The Company shall give Parent a reasonable opportunity to review and comment on such documents and shall consider Parent's comments in good faith.  As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement with the SEC.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.  Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document and shall consider Parent's comments in good faith.  If at any time prior to the Company Stockholders Meeting any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.  The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable thereafter.
    Section 6.05 Company Stockholders Meeting.  Unless this Agreement has been terminated in accordance with its terms, the Company, acting through the Company Board of Directors, shall in accordance with applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules and regulations of the NASDAQ Global Select Market establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after SEC clearance, the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.  Unless the Company Board of Directors has effected an Adverse Recommendation Change in accordance with Section 6.06, the Company Board of Directors shall recommend adoption of this Agreement, the Merger and other transactions contemplated hereby by the Company Stockholders and include such recommendation and the Company Board of Directors' determination that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and the Company Stockholders in the Proxy Statement.  Unless this Agreement has been duly terminated in accordance with the terms herein or the Company Board of Directors has effected an Adverse Recommendation Change in accordance with Section 6.06, the Company shall, solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement, the Merger and the other transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Stockholders that is required by the rules and regulations of the NASDAQ Global Select Market and the DGCL.  The Company shall not include in the Proxy Statement any proposal to vote upon or consider any Takeover Proposal.  The Company shall not adjourn or postpone the Company Stockholders Meeting without the prior written consent of Parent other than (a) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders, provided that the Company has reasonably consulted with Parent prior to such adjournment or postponement or (b) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, provided that the Company has reasonably consulted with Parent prior to such adjournment or postponement.  If requested by Parent, the Company shall advise Parent at least on a daily basis on each of the last seven (7) days prior to the date of the Company Stockholders Meeting (and any reconvening thereof) as to the aggregate tally of proxies received by the Company with respect to the Company Required Vote and whether such proxies have been voted affirmatively or negatively with respect to each of the proposals to be presented at the Company Stockholders Meeting and the total number of shares of Company Common Stock that have demanded appraisal rights.  On the third (3rd) Business Day following the Company Stockholders Meeting at which the Company Required Vote was obtained, the Company shall deliver to Parent a certificate duly executed by an executive officer of the Company, certifying as to the total number of Shares outstanding as of such date and the aggregate number of Shares for which appraisal was demanded pursuant to the provisions of, and in compliance with, Section 262 of the DGCL (the date of delivery of such certificate to Parent, the "Certification Date").
    Section 6.06 No Solicitation of Transactions.
(a) The Company agrees that (i) it and its directors and officers shall not, (ii) its Subsidiaries and its Subsidiaries' directors and officers shall not and (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries' Representatives shall not, directly or indirectly, (A) solicit, initiate or knowingly encourage or facilitate the making of any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal (other than contacting or engaging in discussions with the Person that has made a Takeover Proposal (or its Representatives) after the execution and delivery of this Agreement that has not been withdrawn for the sole purpose of clarifying such Takeover Proposal; provided, that the Company shall promptly provide to Parent any material written correspondence with any such Person or its Representatives and a written summary of any material oral communications), (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal or furnish any non-public information relating to the Company or any of its Subsidiaries to any Person (or any of its Representatives) who has made any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal, (C) terminate, waive, amend, release or modify any provision of any confidentiality agreement to which the Company or any Subsidiary of the Company is a party in connection with any Takeover Proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to any Takeover Proposal (unless the Company Board of Directors determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under Delaware Law), (D) enter into any letter of intent or agreement in principle or any Contract concerning any Takeover Proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to a Takeover Proposal (other than a confidentiality agreement in accordance with this Section 6.06(a)) or (E) reimburse or agree to reimburse the expenses of any other Person (other than the Company's Representatives) in connection with any Takeover Proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to a Takeover Proposal.  The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to any Takeover Proposal.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to an unsolicited written Takeover Proposal received after the execution and delivery of this Agreement and prior to the Company obtaining the Company Required Vote, if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with this Section 6.06(a), prior to obtaining the Company Required Vote, (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions substantially similar to those set forth in the Confidentiality Agreement (provided that such confidentiality agreement need not contain a standstill), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person or any of its Representatives, and (y) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
(b) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, declaration of fairness and advisability or recommendation by the Company Board of Directors or any such committee of this Agreement, the Merger or the other transactions contemplated hereby or fail to include such declaration or recommendation in the Proxy Statement, (ii) approve, recommend the adoption of, or publicly propose to approve or recommend the adoption of, any Takeover Proposal, (iii) fail to publicly reaffirm the recommendation by the Company Board of Directors of this Agreement, the Merger or the other transactions contemplated hereby within five (5) Business Days of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer) that has not been withdrawn; provided that Parent may make any such request only once in any ten (10) Business Day period with respect to a particular Takeover Proposal or (iv) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a "stop, look and listen" communication by the Company Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act, or fail to recommend against acceptance of such a tender or exchange offer, including by taking no position with respect to acceptance of such tender or exchange offer, by the close of business on the earlier of (A) the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (B) the third (3rd) Business Day prior to the Company Stockholders Meeting (each, an "Adverse Recommendation Change").
(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its outside counsel, it determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of directors under Delaware Law, (x) in response to an unsolicited Superior Proposal that has not been withdrawn, make an Adverse Recommendation Change in response to such Superior Proposal and, if it so determines, terminate this Agreement in order to enter into a definitive agreement to effect such Superior Proposal or (y) make an Adverse Recommendation Change (but not terminate this Agreement) in response to a Change in Circumstances, in each case if and only if:
(i) the Company has materially complied with this Section 6.06 with respect to such Takeover Proposal and the Person making such Takeover Proposal (and such Person's Representatives);
(ii) the Company shall have given Parent notice at least three (3) Business Days prior to making any such Adverse Recommendation Change or causing or permitting the Company to terminate this Agreement pursuant to clause (x) above in this Section 6.06(c), which notice shall include (A) the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board of Directors and a copy of all proposed documents to effect such Superior Proposal in the possession of the Company or any of its Representatives (it being understood and agreed that (1) any amendment to the financial terms of such Superior Proposal shall require a new notice and an additional two (2) Business Day period prior to taking any specified action and (2) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent in writing to the Company in response to any such notice or otherwise within the periods described above) or (B) the material event or development or material change in circumstance constituting such Change in Circumstances;
(iii) the Company has and has caused its Subsidiaries and its and their respective Representatives to make themselves available to negotiate with Parent and its Representatives during the period referred to in clause (ii) to the extent requested in writing by Parent in order so that such Takeover Proposal ceases to constitute a Superior Proposal or that such matter no longer constitutes a Change in Circumstances; and
(iv) after considering any proposed revisions to this Agreement made by Parent in writing during such periods described above, if any, the Company Board of Directors shall have determined in good faith, after consultation with outside counsel, that the failure to make the Adverse Recommendation Change in response to such Superior Proposal or Change in Circumstances or cause or permit the Company to terminate this Agreement in response to such Superior Proposal would be inconsistent with the fiduciary duties of directors under Delaware Law.
(d) In addition to the obligations of the Company set forth in Section 6.06(a) and Section 6.06(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt thereof) advise Parent of the receipt of any Takeover Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to a Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal.  The Company shall keep Parent reasonably informed on a prompt basis of any material developments with respect to any such Takeover Proposal, proposal, offer or inquiry (including any material changes thereto) and shall provide Parent as promptly as practicable (and in no event later than twenty-four (24) hours after receipt or delivery of) any draft documents to effect such Takeover Proposal, proposal or offer or any term sheets, indications or interest or other material documents with respect to such Takeover Proposal, proposal, offer or inquiry or that contain proposed terms of such Takeover Proposal, proposal, offer or inquiry.
(e) Nothing contained in this Section 6.06 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(c) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under Delaware Law, it being understood, however, that (A) this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 6.06(b) except, in each case, to the extent permitted by Section 6.06(b) and (B) any disclosure made pursuant to this clause (ii) relating to any Takeover Proposal or Change in Circumstances shall be deemed to be an Adverse Recommendation Change unless it includes a reaffirmation by the Company Board of Directors that the Company Board of Directors continues to recommend that the Company Stockholders adopt this Agreement, the Merger and the other transactions contemplated by this Agreement and that the Company Board of Directors believes this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and the Company Stockholders.
(f) In the event that the Company receives a Takeover Proposal during the pendency of this Agreement, the Company hereby agrees that (i) notwithstanding the standstill provisions contained in the Confidentiality Agreement, Parent shall be permitted to propose to the Company one or more amendments to this Agreement and (ii) Parent shall be permitted include as part of any such amendments to this Agreement changes to reflect a joint bid structure with a Third Party; provided, such Third Party shall have agreed to bound by the obligations imposed with respect to a "Recipient" in the Confidentiality Agreement such that the Company can enforce the Confidentiality Agreement (including the standstill provisions thereof) against such Third Party.
    Section 6.07 Public Announcements.  The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated thereby.  Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules and regulations of the NASDAQ Global Select Market or the New York Stock Exchange or any listing agreement with the NASDAQ Global Select Market or the New York Stock Exchange, (b) in connection with any Takeover Proposal or (c) to enforce its rights and remedies under this Agreement.
    Section 6.08 Employee Matters.
(a) For the period from the Closing Date to December 31, 2018, Parent shall provide to each employee of the Company and its Subsidiaries who remains an employee of the Company or any of its Subsidiary on and following the Closing Date (each such employee, a "Company Employee"), (i) base salary, annual incentive bonus opportunities and long-term incentive opportunities that are, in each case, no less than the base salary, annual bonus opportunities and long-term incentive opportunities applicable to each such Company Employee immediately prior to the Closing Date and (ii) employee benefits that are no less favorable, in the aggregate, than those employee benefits provided to such Company Employees immediately prior to the Closing Date.
(b) Parent shall provide each Company Employee who incurs a termination of employment from the Closing Date to December 31, 2018 with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employee would have been entitled with respect to such termination under the severance policies of the Company as in effect immediately prior to the Closing Date.
(c) Subject to Section 6.08(f), from and after the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date.
(d) Parent shall, or shall cause the Surviving Corporation or Parent's or the Surviving Corporation's Subsidiaries, as applicable, to give Company Employees full credit for Company Employees' service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including for purposes of vacation and severance), but not for purposes of benefit accruals under a defined benefit pension plan, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
(e) Parent shall, or shall cause the Surviving Corporation or Parent's or the Surviving Corporation's Subsidiaries, as applicable, to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.
(f) This Section 6.08 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.08 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement, (ii) except as expressly provided by Section 6.08(b), shall alter or limit the ability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.
    Section 6.09 Directors' and Officers' Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were  directors or officers of the Company or any of its Subsidiaries (the "Indemnified Parties") against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including legal fees and expenses) in connection with any actual or threatened Action or investigation, whenever asserted, based on or arising out of, relating to or in connection with any act or omission occurring at or prior to the Effective Time (including relating to this Agreement) to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof.  Parent shall guarantee such performance by the Surviving Corporation.
(b) From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Parties with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage with an insurance carrier with the same or better financial strength rating as the Company's current carrier; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the "Maximum Premium"); and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at the Company's option in lieu of the foregoing insurance coverage, the Company may purchase, prior to the Effective Time, six (6) year "tail" insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium.
(c) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the Indemnified Parties as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.  Further, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are presently set forth in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(d) This Section 6.09 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).
(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.09.  In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.09.
(f) The rights of the Indemnified Parties under this Section 6.09 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements between any of the Indemnified Parties in their capacity as directors or officers of the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that are set forth on Section 6.09 of the Company Disclosure Letter and have been made available to Parent, in each case on the terms set forth in such agreements as of the date hereof.
(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to or in substitution for any such claims under such policies.
    Section 6.10 Section 16 Matters.  Prior to the Effective Time, the Company shall adopt resolutions to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-2 promulgated under the Exchange Act.
    Section 6.11 Stock Exchange De-listing; Resignation of Directors.
(a) Parent and the Company shall use their respective reasonable best efforts to cause the Company's securities to be de-listed from the NASDAQ Global Select Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

(b) The Company shall use its commercially reasonable efforts to deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation or removal of all directors of the Company and its Subsidiaries specified by Parent in writing reasonably in advance of the Closing and in any event at least five (5) Business Days prior to Closing, in each case effective at the Effective Time.
    Section 6.12 No Control of the Other Party's Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.
    Section 6.13 Stockholder Litigation.  The Company shall promptly advise Parent in writing of any Action brought by any stockholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such Action, shall give due consideration to Parent's advice with respect to such Action and shall not settle any such Action without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.
    Section 6.14 Agreements with Related Parties.  The Company shall cause all Related Party Agreements (other than the Contract set forth in item 2 of Section 1.01(b) of the Company Disclosure Letter) to be terminated effective as of immediately prior to Closing and the Company and all of its Subsidiaries released from all obligations thereunder without any payment or other concession on the part of the Company or any of its Subsidiaries.  Prior to Closing, the Company shall provide Parent with reasonably detailed evidence that all of such Related Party Agreements have been so terminated effective as of the Closing.
ARTICLE VII

 CONDITIONS TO CLOSING
    Section 7.01 Conditions to the Obligations of Each Party.  The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by each party) as of the Closing Date of the following conditions:
(a) Company Stockholder Approval.  The Company Required Vote shall have been obtained.
(b) No Order.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Merger.
(c) Governmental Consents.  The consents, approvals, authorizations or filings set forth in Schedule I shall have been made or obtained and shall be in full force and effect.  The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
    Section 7.02 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by Parent and Merger Sub) as of the Closing Date of the following conditions:
(a) Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 4.03(a) and Section 4.03(b) shall be true and correct except for de minimis inaccuracies as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 4.02, Section 4.04, Section 4.10(d), Section 4.24 and Section 4.26 shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 4.09(b) shall be true and correct in all respects as of the Closing Date as if made on such date and (iv) set forth in Article IV (other than those described in clauses (i), (ii) and (iii)) shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties described in this clause (iv) to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in a failure of the ability of the Company to effect the Closing; provided, however, that for purposes of determining the satisfaction of clause (iv) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to "material," "materiality" or "Company Material Adverse Effect."  Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of the Company.
(b) Covenants and Agreements.  The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects.  Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of the Company.
(c) No Burdensome Condition.  None of the consents, approvals or authorizations set forth in Schedule I contain, require or result in a Burdensome Condition.
Section 7.03 Conditions to the Obligation of the Company.  The obligation of the Company to effect the Merger on the Closing Date is subject to the satisfaction (or waiver by the Company) as of the Closing Date of the following conditions:
(a) Representations and Warranties.  The representations and warranties of Parent (i) set forth in Section 5.02 and Section 5.12 shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) set forth in Article V (other than those described in clause (i) shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a failure of the ability of Parent or Merger Sub to effect the Closing; provided, however, that for purposes of determining the satisfaction of clause (ii) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to "material," "materiality" or "Parent Material Adverse Effect."  The Company shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of Parent.
(b) Covenants and Agreements.  The covenants and agreements of Parent and Merger Sub set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects.  The Company shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of Parent.
ARTICLE VIII

 TERMINATION, AMENDMENT AND WAIVER
    Section 8.01 Termination.  This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):
(a) by mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;
(b) by Parent or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to remove such Order;
(c) by Parent or the Company, if at the Company Stockholders Meeting, the Company Required Vote shall not have been obtained;
(d) by the Company prior to receipt of the Company Required Vote, in accordance with Section 6.06(c)(x);
(e) by Parent, if (i) the Company Board of Directors shall have made an Adverse Recommendation Change; provided, however, that Parent's right to terminate this Agreement pursuant to this clause (i) shall expire ten (10) Business Days after the date on which such Adverse Recommendation Change is made in accordance with the terms of this Agreement or (ii) there shall have been a Willful Breach by the Company of Section 6.06 that the Company has not cured before the date five (5) Business Days after written notice thereof is given by Parent to the Company (provided that for purposes of this clause (ii), the actions of any advisor or agent of the Company who is not a director or employee of the Company or any of its Subsidiaries shall not be deemed or considered to be a Willful Breach by the Company if the Company has (A) directed such advisor or agent to comply with Section 6.06 and (B) taken all reasonable actions to cause such advisor or agent to comply with Section 6.06);

(f) by Parent or the Company, if the Merger shall not have been consummated prior to February 26, 2018 (as such date may be extended pursuant to the second proviso below or pursuant to Section 9.09, the "Outside Termination Date"); provided, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(c) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either Parent or the Company may unilaterally extend the Outside Termination Date to April 26, 2018, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;
(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or any of the representations or warranties of the Company is or shall have become inaccurate and such breaches or inaccuracies would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date and (ii) such breaches or inaccuracies shall not have been cured (or are not capable of being cured) before the earlier of (A) forty-five (45) days after written notice thereof is given by Parent to the Company or (B) two (2) Business Days prior to the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or any of the representations or warranties of Parent or Merger Sub in this Agreement have become inaccurate in any material respect;
(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or any of the representations or warranties of Parent is or shall have become inaccurate and such breaches or inaccuracies would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breaches or inaccuracies shall not have been cured (or are not capable of being cured) before the earlier of (A) forty-five (45) days after written notice thereof is given by the Company to Parent or (B) two (2) Business Days prior to the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or any of the representations or warranties of the Company in this Agreement have become inaccurate in any material respect; or
(i) by Parent during the period from the Certification Date to and including and the date which is ten (10) Business Days after the Certification Date, if the aggregate number of Shares for which appraisal is demanded pursuant to the provisions of, and in compliance with, Section 262 of the DGCL exceeds fifteen percent (15%) of the issued and outstanding Company Common Stock on the date that Parent elects to terminate this Agreement pursuant to this Section 8.01(i), after taking into account the waiver or withdrawal of any such demands.
The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.
    Section 8.02 Fees and Expenses.
(a) Expense Allocation.  Except as otherwise specified in Section 6.03 and Section 8.02(b), all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.
(b) Company Termination Fee.
(i) If this Agreement is terminated by the Company pursuant to Section 8.01(d) or by Parent pursuant to Section 8.01(e), the Company shall, in the case of a termination pursuant to Section 8.01(d) prior to or concurrently with or, in the case of a termination pursuant to Section 8.01(e), promptly, and in any event within two (2) Business Days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds.
(ii) If this Agreement is terminated (A) (1) by Parent or the Company pursuant to Section 8.01(f) and a vote on the proposal to adopt this Agreement has not been taken at the Company Stockholders Meetings by the Outside Termination Date and at any time after the date hereof and prior to such termination a Takeover Proposal shall have been publicly announced or made known to the Company Board of Directors and not rejected by the Company Board of Directors at least three (3) Business Days prior to the Outside Termination Date, (2) by Parent pursuant to Section 8.01(g) (other than a termination because of a breach or inaccuracy of Section 4.09(b)) and  at any time after the date hereof and prior to the breach giving rise to Parent's right to terminate under Section 8.01(g), a Takeover Proposal shall have been publicly announced or made known to the Company Board of Directors and not withdrawn prior to such breach or (3) by Parent or the Company pursuant to Section 8.01(c) and at any time after the date hereof and prior to the Company Stockholders Meeting, a Takeover Proposal shall have been publicly announced or made known to the Company Board of Directors and not publicly rejected by the Company Board of Directors at least three (3) Business Days prior to the Company Stockholders Meeting and (B) within twelve (12) months after such termination, the Company either consummates any Takeover Proposal or enters into a definitive agreement to consummate any Takeover Proposal and the Company thereafter consummates the Takeover Proposal that is the subject of such definitive agreement (whether or not within such twelve (12) month period), then the Company shall, within two (2) Business Days after the earlier of the entry into such definitive agreement or the consummation of the Takeover Proposal described in clause (B), pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, that for the purposes of this Section 8.02(b)(ii), (I) all references in the term Takeover Proposal to "15% or more" shall be deemed to be references to "more than 50%" and (II) in the case of a termination under Section 8.01(c), the definitive agreement or Takeover

Proposal described in clause (B) involves the Person who made the Takeover Proposal described in clause (A)(3) or an Affiliate of such Person.
(c) The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an Action to enforce this Agreement that results in an Order for such amount against the Company.  Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.  The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(d) Subject to Section 8.03(b), upon termination of this Agreement in accordance with its terms, Parent's right, if any, to receive the Company Termination Fee pursuant to this Section 8.02 and the amounts described in this Section 8.02 shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company or its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the transactions contemplated by this Agreement to be consummated, and upon payment of such Company Termination Fee and any applicable amount described in Section 8.02(c), none of the Company or its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, Affiliates, agents or other Representatives shall have any further liability or obligation under this Agreement or the Merger or the transactions contemplated by this Agreement.
    Section 8.03 Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement or for actual fraud (which shall not include constructive fraud or similar claims); provided, that if the Company is required to pay damages pursuant to Section 8.03(b) and also required to pay the Company Termination Fee, then the amount of the Company Termination Fee shall be first offset against any damages amount required to be paid by the Company pursuant to Section 8.03(b), or vice versa, as the case may be.
    Section 8.04 Amendment.  This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further adoption by the Company Stockholders without such further adoption.  This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
    Section 8.05 Extension; Waiver.  At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement.  Any such extension or waiver by a party shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE IX

 GENERAL PROVISIONS
    Section 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.
    Section 9.02 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (in each case with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):
if to Parent or Merger Sub, to
Markel Corporation
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Facsimile:  804-527-3810
Email:  rgrinnan@MarkelCorp.com
Attention:  Richard R. Grinnan

with a copy to (which shall not constitute notice):
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Facsimile:  312-853-7036
Email:  bfahrney@sidley.com
Attention:  Brian J. Fahrney
Email:  swilliams@sidley.com
Attention:  Scott R. Williams
if to the Company, to
State National Companies, Inc.
1900 L. Don Dodson Drive
Bedford, Texas 76021
Facsimile:  877-295-5247
Email:  dcleff@statenational.com
Attention:  David M. Cleff
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:  212-735-2000
Email:  todd.freed@skadden.com
Attention:  Todd E. Freed
Email:  jon.hlafter@skadden.com
Attention:  Jon A. Hlafter
    Section 9.03 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.
    Section 9.04 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than, from and after the Effective Time (i) each Indemnified Party and their respective successors, heirs and representatives, each of whom shall have the right to enforce the provisions of Section 6.09 directly and (ii) the right of the Company Stockholders to receive the Merger Consideration and the holders of Company Stock Options and Company Restricted Stock to receive the payments to which they have the right to receive pursuant to Section 2.07.  Notwithstanding the foregoing, but subject to Section 8.03, the Company shall have the right to recover, through an Action brought by the Company, damages from Parent in the event of a breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of the Company Stockholders and the holders of Company Stock Options and Company Restricted Stock shall be determined by reference to the total amount that would have been recoverable by such holders if all such holders brought an action against Parent and were recognized as third party beneficiaries hereunder.  The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters.  Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person.  In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties.  Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
    Section 9.05 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
    Section 9.06 Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
    Section 9.07 Consent to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) ("Delaware Courts"), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such

Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law.
    Section 9.08 Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.08.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
    Section 9.09 Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach.  It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.  The parties further agree that (a) by seeking any remedy provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 9.09 shall require any party to institute any action for (or limit such party's right to institute any action for) specific performance under this Section 9.09 before exercising any other right under this Agreement.  If, prior to the Outside Termination Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.
    Section 9.10 Severability.  If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
MARKEL CORPORATION

By:	/s/ Richard R. Whitt, III
Name: Richard R. Whitt, III
Title: Co-Chief Executive Officer

MARKELVERICK CORPORATION

By:	/s/ Richard R. Whitt, III
Name: Richard R. Whitt, III
Title: President

[Signature Page to Agreement and Plan of Merger]

STATE NATIONAL COMPANIES, INC.

By:	/s/ Terry Ledbetter
	Name:	Terry Ledbetter
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]